CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-182417 on Form N-1A of our report dated June 29, 2022, relating to the financial statements and financial highlights of Anfield Diversified Alternatives ETF (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended April 30, 2022, and to the references to us under the headings “Financial Highlights”, "Independent Registered Public Accounting Firm", and “Fund Service Providers” in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

August 25, 2022